Exhibit 99.1

COLE NATIONAL GROUP, INC. COMMENCES TENDER OFFER,

CONSENT SOLICITATION AND CHANGE OF CONTROL OFFER FOR

8 7/8% SENIOR SUBORDINATED NOTES AND ANNOUNCES REDEMPTION

AND CHANGE OF CONTROL OFFER FOR 8 5/8% SENIOR SUBORDINATED
NOTES

TWINSBURG, Ohio, October 18, 2004 — Cole National Group, Inc. (“Cole”) announced today that it has commenced a cash tender offer and consent solicitation for any and all of the $150,000,000 outstanding principal amount of its 8 7/8% Senior Subordinated Notes due 2012 (the “2012 Notes”). The consents are being solicited to eliminate substantially all of the restrictive and reporting covenants, certain events of default and certain other provisions contained in the indenture governing the 2012 Notes.  Also today, Cole announced that, in connection with the previously announced merger of Cole National Corporation, Cole’s direct parent, with Colorado Acquisition Corp., a wholly owned subsidiary of Luxottica Group S.p.A., it has commenced a required cash offer to repurchase any and all of the 2012 Notes pursuant to the “change of control” provisions in the indenture governing the 2012 Notes.

The tender offer, the consent solicitation and the change of control offer are being made pursuant to an Offer to Purchase and Consent Solicitation Statement and the related Consent and Letter of Transmittal dated October 18, 2004. The tender offer and change of control offer are scheduled to expire at 5:00 p.m., New York City time, on November 16, 2004, unless extended or earlier terminated. Noteholders who tender their Notes in the tender offer and consent to the proposed amendments will receive a consent payment of $20.00 per $1,000 principal amount of Notes if they provide their consents on or prior to 5:00 p.m., New York City time, on October 29, 2004 (the “Consent Time”), unless extended.  The tender consideration to be paid for each $1,000 principal amount of Notes validly tendered and accepted for payment pursuant to the Offer will be an amount equal to the present value on the Price Determination Date, for the Notes of $1,044.38 per $1,000 principal amount of the Notes (the redemption price payable for the Notes on May 15, 2007, the first date on which the Notes are redeemable (the “Earliest Redemption Date’’), discounted on the basis of a yield to the Earliest Redemption Date equal to the sum of (a) the yield to maturity (the “Reference Yield’’) on the 3.125% U.S. Treasury Note due May 15, 2007 (the “Reference Security’’), as determined by Goldman, Sachs & Co. and ABN AMRO Incorporated, as dealer managers and solicitation agents (the “Dealer Managers’’), in accordance with standard market practice, based on the bid side price for such Reference Security as of 2:00 p.m., New York City time, on the second business day immediately preceding the Consent Time (the “Price Determination Date’’), as displayed on the Bloomberg Government Pricing Monitor on Page “PX5’’, plus (b) a fixed spread of 1.00% (100 basis points), minus the consent payment. Holders who validly tender their Notes will also be paid accrued and unpaid interest up to, but not including, the date of payment for the Notes.

The change of control consideration to be paid for the 2012 Notes that are tendered in the change of control offer will be 101% of the aggregate principal amount of such Notes, plus accrued and unpaid interest, if any, from the last interest payment to, but not including, the settlement date.

Cole’s obligations to accept for purchase and to pay for 2012 Notes in the tender offer is conditioned on, among other things, the receipt of consents to the proposed amendments from the holders of at least a majority of the aggregate principal amount of outstanding 2012 Notes and the execution of a supplemental indenture to the indenture governing the 2012 Notes giving effect to the proposed amendments.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. The tender offer, the consent solicitation and the change of control offer are being made solely by the Offer to Purchase and Consent Solicitation Statement dated October 18, 2004.

Cole also announced today that it intends to redeem all of the $125,000,000 outstanding principal amount of its 8 5/8% Senior Subordinated Notes due 2007 (the “2007 Notes”) at the redemption price of 101.4375 percent pursuant to the terms of the 2007 Notes’ indenture.  Cole also intends to include a change of control offer as required by the 2007 Notes’ indenture.

On October 4, 2004, Luxottica Group S.p.A., through its indirect wholly owned subsidiary, Colorado Acquisition Corp., indirectly acquired all of the outstanding common stock of Cole National Group, Inc. by virtue of the consummation of a merger of Colorado Acquisition Corp. with and into Cole National Corporation, the direct parent of Cole National Group, Inc.

Safe Harbor Statement

Certain statements in this press release may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those which are anticipated. Such risks and uncertainties include, but are not limited to, fluctuations in exchange rates, economic and weather factors affecting consumer spending, the ability to successfully introduce and market new products, the ability to effectively integrate recently acquired businesses, the ability to successfully launch initiatives to increase sales and reduce costs, the availability of correction alternatives to prescription eyeglasses, risks that the integration into Luxottica’s operations will not succeed as currently planned, that expected synergies from the acquisition by Luxottica of Cole National will not be realized as planned,  that the combination of Luxottica Group’s managed vision care business with Cole National’s will not be as successful as planned, as well as other political, economic and technological factors and other risks referred to in Luxottica Group’s filings with the U.S. Securities and Exchange Commission. These forward-looking statements are made as of the date hereof, and neither Cole National nor Luxottica, parent of Cole National, assume any obligation to update them.

Contacts

Cole National Group, Inc. has retained Goldman, Sachs & Co. and ABN AMRO Incorporated to serve as Dealer Managers and Solicitation Agents for the tender offer and the consent solicitation. Requests for documents may be directed to MacKenzie Partners, Inc., the Information Agent, at (800) 322-2885 (US toll-free) or by email at proxy@mackenziepartners.com. Questions regarding the tender offer and consent solicitation may be directed to Goldman, Sachs & Co. at (800) 828-3182 (US toll-free) or +1 (212) 357-5680, or ABN AMRO Incorporated at (866) 409-7643 (US toll-free) or +1 (212) 409-6255.